Exhibit 10.1

FIRST AMENDMENT TO LEASE
This First Amendment to Lease (this “First Amendment”) is made as of July 18, 2017 by and between MIT 128 SIDNEY LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Landlord”), and ACCELERON PHARMA INC., a Delaware corporation with an address of 149 Sidney Street, Cambridge, MA 02139 (“Tenant”).
W I T N E S S E T H
WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated May 20, 2008 (the “Lease”), pursuant to which Landlord is leasing to Tenant the entire building (consisting of approximately 37,700 rentable square feet and as more particularly described in the Lease, the “Premises”) located at 128 Sidney Street, Cambridge, Massachusetts (the “Building”);
WHEREAS, the Initial Term of the Lease is scheduled to expire on September 30, 2018;
WHEREAS, Landlord and Tenant desire to extend the Initial Term of the Lease for the period commencing on October 1, 2018 and, unless earlier terminated, ending on September 30, 2023 (the “Extension Period”); and
WHEREAS, Landlord and Tenant wish to amend the Lease as hereinafter set forth.
NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.
2.    Extension of Term. Notwithstanding anything to the contrary set forth in the Lease, the Initial Term of the Lease is hereby extended for the Extension Period on all of the terms and conditions of the Lease except to the extent expressly set forth in this First Amendment. Tenant hereby accepts the Premises in their “AS IS,” “WHERE IS” condition (except for the performance of Landlord’s EP Work (hereinafter defined), which shall be performed after such acceptance) and with all faults on the date hereof, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord. Tenant shall continue to have the right to extend the Term of the Lease in accordance with and subject to the provisions of Section 1.2 of the Lease.
3.    Base Rent. Notwithstanding anything to the contrary set forth in the Lease, Base Rent during the Extension Period shall be payable in the following amounts and otherwise in accordance with the terms of the Lease:

Period of Time	Annual Base Rent	Monthly Installment
10/1/18 – 9/30/19	$2,450,500.00	$204,208.33
10/1/19 – 9/30/20	$2,524,015.00	$210,334.58
10/1/20 – 9/30/21	$2,599,735.45	$216,644.62
10/1/21 – 9/30/22	$2,677,727.51	$223,143.96
10/1/22 – 9/30/23	$2,758,059.34	$229,838.28

4.    Tenant Improvements.
(a)    Reference is hereby made to that certain Lease dated June 13, 2008 by and between MIT 149 Sidney Leasehold LLC (“149 Landlord”), an affiliate of Landlord, as landlord, and Tenant, as tenant, as amended by that certain First Amendment to Lease dated March 29, 2010 and as further amended by that certain Second Amendment to Lease dated as of even date herewith (collectively, the “149 Lease”) with respect to that certain building located at 149 Sidney Street, Cambridge, MA (the “149 Building”).
(b)    In accordance with and subject to the provisions of the Lease and the 149 Lease, as applicable, including without limitation Section 11 thereof, Tenant desires to perform Alterations to the Premises and the premises demised under the 149 Lease (collectively, “Tenant’s Work”). Tenant’s Work shall be (i) performed at Tenant’s sole cost and expense, subject to reimbursement pursuant to Sections 4(c) and 5(b)(iii) below, (ii) performed by one or more contractors selected by Tenant and reasonably approved by Landlord, and (iii) completed on or before March 31, 2019, time being of the essence.
(c)    As an inducement to Tenant’s entering into this First Amendment and the Second Amendment to the 149 Lease of even date herewith, Landlord and 149 Landlord have agreed to reimburse Tenant in the aggregate for up to Two Hundred Thousand Dollars ($200,000) (the “TI Allowance”) of the reasonable out of pocket costs and expenses incurred by Tenant in connection with Tenant’s Work (the “TI Costs”). For the purposes hereof, the cost to be so reimbursed by Landlord shall not include

(i) the cost of any of Tenant’s Property, including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, (iii) any fees paid to Tenant, any Affiliated Entity or Successor, and (iv) any so-called “soft costs.”
(i)    Subject to Section 4(c)(ii) below, with respect to portions of Tenant’s Work relating to the Building (as opposed to the 149 Building), Landlord shall, within thirty (30) days after receipt of a reasonably detailed requisition (accompanied by copies of all invoices and unconditional lien waivers relating to such work from Tenant’s contractor(s), as well as a certification executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, or Vice President of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition) reimburse Tenant for the TI Costs reflected in such requisition; provided, however, in no event (other than as expressly set forth in Section 5(b)(iii) below) shall Landlord or 149 Landlord have any obligation to reimburse Tenant for more than Two Hundred Thousand Dollars ($200,000) of the TI Costs in the aggregate, it being understood and agreed that any payment made by 149 Landlord on account of the TI Allowance shall reduce the liability of Landlord under this Section 4 (and any payment made by Landlord on account of the TI Allowance shall reduce the liability of 149 Landlord under the 149 Lease).
(ii)    Notwithstanding anything to the contrary herein contained: (A) Landlord shall have no obligation to advance funds on account of the TI Allowance (1) until Landlord shall have received an original W-9 executed by Tenant, nor (2) more than once per month; (B) Landlord shall have no obligation to pay any portion of the TI Allowance with respect to any requisition submitted after June 30, 2019, time being of the essence; (C) Tenant shall not be entitled to any unused portion of the TI Allowance; and (D) Landlord’s obligation to pay any portion of the TI Allowance shall be conditioned upon there existing no default by Tenant in its obligations under the Lease and/or the 149 Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures such default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 of the Lease and/or the 149 Lease, as applicable, Landlord shall make such payment promptly after the cure is effectuated).

(iii)    In the event Tenant owes Landlord any sums under or pursuant to the Lease at such time as Landlord is obligated pursuant to the provisions of this Section 4 to pay any portion of the TI Allowance, Landlord shall have the right to offset said amount from such payment of the TI Allowance.
(d)    During periods when Tenant’s Work or any Alterations are being performed, Tenant shall maintain (or cause to be maintained) so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord's agents, Tenant and Tenant's contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent and shall otherwise include no less than the coverage terms required for property insurance under Section 14.1(b) of the Lease.
5.    Replacement Work.
(a)    In accordance with and subject to the provisions of the Lease and the 149 Lease, as applicable, including without limitation Section 11 thereof, Tenant hereby agrees to replace (i) the rooftop units listed on Exhibit A attached hereto and made a part hereof (the “Rooftop Units”), (ii) two (2) domestic water heaters serving the Building, and (iii) two (2) domestic water heaters serving the 149 Building (collectively, the “Replacement Work”). The Replacement Work shall be (i) performed at Tenant’s sole cost and expense, subject to reimbursement pursuant to Section 5(b) below, (ii) performed by one or more contractors selected by Tenant and approved by Landlord, and (iii) completed on or before March 31, 2019, time being of the essence. Replacement air conditioning and heating equipment shall be installed per the current Commonwealth of Massachusetts Building Code, 780 CMR and the adopted International Energy Conservation Code (IECC). Equipment specifications shall, at minimum, follow the efficiency requirements shown on table C403.2.3. of the IECC. All replacement units (Rooftop Units and water heaters) shall be of similar size to the unit being replaced and otherwise be reasonably approved by Landlord in writing in advance of installation.
(b)    As an inducement to Tenant’s entering into this First Amendment and the Second Amendment to the 149 Lease of even date herewith, Landlord and 149 Landlord have agreed to reimburse Tenant in the aggregate for up to Five Hundred Thousand Dollars ($500,000) (the “RW Allowance”) of the reasonable out of pocket costs and expenses incurred by Tenant in connection with the Replacement Work (the “RW Costs”). For the purposes hereof, the cost to be so reimbursed by Landlord shall not include any fees paid to Tenant, any Affiliated Entity or Successor nor any so-called “soft costs.”
(i)    With respect to portions of the Replacement Work relating to the Building (as opposed to the 149 Building), Landlord shall, within thirty (30) days after receipt of a reasonably detailed requisition (accompanied by copies of all invoices and unconditional lien waivers relating to such work from Tenant’s contractor(s), as well as a certification executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, or Vice President of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition) reimburse Tenant for the RW Costs reflected in such requisition; provided, however, in no event shall Landlord or 149 Landlord have any obligation to reimburse Tenant for more than Five Hundred Thousand Dollars ($500,000) of the RW Costs in the aggregate, it being understood and agreed that any payment made by 149 Landlord on account of the RW Allowance shall reduce the liability of Landlord under this Section 5 (and any payment made by Landlord on account of the RW Allowance shall reduce the liability of 149 Landlord under the 149 Lease).
(ii)    Notwithstanding anything to the contrary herein contained: (A) Landlord shall have no obligation to advance funds on account of the RW Costs (1) until Landlord shall have received an original W-9 executed by Tenant, nor (2) more than once per month; (B) Landlord shall have no obligation to pay any portion of the RW Allowance with respect to any requisition submitted after June 30, 2019, time being of the essence; and (C) Landlord’s obligation to pay any portion of the RW Allowance shall be conditioned upon there existing no default by Tenant in its obligations under the Lease and/or the 149 Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures such default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 of the Lease and/or the 149 Lease, as applicable, Landlord shall make such payment promptly after the cure is effectuated).
(iii)    In the event Tenant completes the Replacement Work and there remains any unused portion of the RW Allowance, then, subject to Section 5(b)(ii) above and the proviso at the end of Section 5(b)(i) above, Tenant shall have the right to apply such unused portion of the RW Allowance to the reasonable out-of-pocket costs and expenses incurred by Tenant in connection with other base building improvements in accordance with the following process: Tenant shall submit a reasonably detailed description of the base building improvements to Landlord with a request that Landlord approve such proposed improvements as “base building improvements”; Landlord shall notify Tenant in writing whether Landlord approves such proposed improvements as “base building improvements,” which approval shall not be unreasonably withheld or delayed; if approved, then Tenant shall have the right to perform such base building improvements in accordance with Section 11 of the Lease; and Tenant shall apply for reimbursement of the reasonable out of pocket costs incurred by Tenant in connection with such base building improvements in accordance with the process described in Section 5(b)(i) above. Tenant shall not otherwise be entitled to any such unused portion.
(iv)    In the event Tenant owes Landlord any sums under or pursuant to the Lease at such time as Landlord is obligated pursuant to the provisions of this Section 5 to pay any portion of the RW Allowance, Landlord shall have the right to offset said amount from such payment of the RW Allowance.
6.    Landlord’s EP Work. Landlord shall use reasonable diligence to perform the following work (“Landlord’s EP Work”): repair the cracking foundation wall at the southwest corner of the Building and remove the abandoned 50kW generator from the roof of the Building. Landlord’s EP Work shall be performed in a good and workmanlike manner and in accordance with Legal Requirements.
7.    No Removal of Existing Alterations.  Tenant shall not be required to remove any Alterations performed by Tenant prior to the date hereof and all Alterations performed by Tenant prior to the date hereof shall be surrendered with the Premises at the end of the Term.  The foregoing shall not absolve Tenant from its obligation to surrender the Premises free of Hazardous Materials, the same having been properly decommissioned in accordance with a protocol reasonably approved by Landlord and otherwise in compliance with Legal Requirements and in the condition required by the Lease.
8.    Expansion. Landlord shall use commercially reasonable efforts to keep Tenant informed of any lab/R&D space that may become available in the properties owned by Landlord in Cambridgeport.
9.    Notices. Pursuant to Section 24 of the Lease, all Notices shall be addressed as follows:
If to Landlord:    MIT 128 Sidney Leasehold LLC
c/o MIT Cambridge Real Estate LLC
238 Main Street, Suite 200
Cambridge, MA 02142
Attention: President

With copies to:    MIT Investment Management Company
238 Main Street, Suite 200
Cambridge, MA 02142

Attention: Director of Real Estate Legal Services
and
Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: Colleen P. Hussey, Esquire
and
Jones Lang LaSalle Americas, Inc.
238 Main Street
Cambridge, MA 02142
Attention: Group Manager

A copy of any Notice to Landlord shall also be sent by electronic mail to mitimcore@mitimco.mit.edu.
If to Tenant:    Acceleron Pharma Inc.
149 Sidney Street
Cambridge, MA 02139
Attention: General Counsel

A copy of any Notice to Tenant shall also be sent by electronic mail to notice@acceleronpharma.com.
10.    Brokers. Landlord and Tenant each warrants and represents that it has dealt with no broker in connection with this First Amendment other than Transwestern RBJ and Jones Lang LaSalle New England, LLC (collectively, “Broker”). Landlord and Tenant each agrees to defend, indemnify and save the other harmless from and against any Claims arising as a result of its breach of the foregoing representation and warranty. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.
11.    Tenant Representations. Tenant hereby guarantees, warrants and represents to Landlord that (i) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this First Amendment and to perform all of Tenant’s obligations hereunder, (ii) each person (and all of the persons if more than one signs) signing this First Amendment on behalf of Tenant is duly and validly authorized to do so; (iii) the execution, delivery or performance of this First Amendment by Tenant, and the consummation of the transactions contemplated hereby, (A) does not require the consent of any party (including without limitation any of Tenant’s lenders), and (B) will not violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party; and (iv) as of the date hereof and throughout the Term, neither Tenant nor any of its directors, officers or, to the best of Tenant’s knowledge, any of its owners having an ownership interest of fifty percent (50%) or more in Tenant, (A) are from countries or other areas that are subject to economic, trade, sectoral, or transactional sanctions imposed by the United States Government, or (B) appears on any lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or published by any agency of the government of the United States or any other jurisdiction in which Tenant is doing business, including but not limited to the List of Specially Designated Nationals and Blocked Persons (“SDNs”) maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.
12.    Landlord Representations. Landlord hereby guarantees, warrants and represents to Tenant that (i) Landlord has full limited liability company power and authority to enter into this First Amendment and to perform all of Landlord’s obligations hereunder, (ii) each person (and all of the persons if more than one signs) signing this First Amendment on behalf of Landlord is duly and validly authorized to do so; (iii) the execution, delivery or performance of this First Amendment by Landlord, and the consummation of the transactions contemplated hereby, (A) does not require the consent of any party (including without limitation any of Landlord’s lenders), and (B) will not violate or conflict with any provision of documents or instruments under which Landlord is constituted or to which Landlord is a party; and (iv) as of the date hereof and throughout the Term, Landlord is not (A) knowingly in violation of any laws relating to terrorist acts, acts of war and money laundering (“Anti-Terrorism Laws”); or (B) a Prohibited Person as defined under the Anti-Terrorism Laws or identified as a “specially designated national and blocked person” on the most current list published by the OFAC of the U.S. Department of the Treasury.
13.    Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Tenant confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set‑offs or defenses against Landlord arising out of the Lease or the Premises or in any way relating thereto. Landlord confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Landlord has no claims, counterclaims, set‑offs or defenses against Tenant arising out of the Lease or the Premises or in any way relating thereto.
14.    Miscellaneous. This First Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party. In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs. This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. A facsimile, PDF or other electronic signature on this First Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[signatures on following page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN
MIT 128 SIDNEY LEASEHOLD LLC AND ACCELERON PHARMA INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:        MIT 128 SIDNEY LEASEHOLD LLC
By: MIT Cambridge Real Estate LLC, its manager

By: /s/ Seth D. Alexander
Seth D. Alexander, President, and not individually

TENANT:        ACCELERON PHARMA INC.

By:    /s/ Kevin F. McLaughlin
Name: Kevin F. McLaughlin
Title: Sr.V.P. and CFO

EXHIBIT A

	128 Sidney St. RTU’s
	Make	Model #	Serial #	Type	Year	Size	Age
1.	Trane	SLHFC404CK00E69D3F01P	J96J72842	RTU	1996	40.0	21

	149 Sidney St. RTU’s
	#	Make	Model #	Serial #	Type	Year	Size	Age
2.	MUACU-3	Carrier	38AK-024-500	2693F56576	Split	1993	20.0	24
3.	RTU 12				RTU	1994	18.0	22
4.	RTU 10	Bryant	580DPV036074AAAB	2494G21264	RTU	1994	3.0	23
5.	MUACU-5	Carrier	38AE-012-500	3394F09022	Split	1994	10.0	23
6.	MUACU-6	Carrier	38AE-012-500	2894F04145	Split	1994	10.0	23
7.	RTU 13	Carrier	580DPV060115AAAA	3695G20676	RTU	1995	5.0	22
8.	RTU 14	Carrier	588ANW018040ACBD	3796G11398	RTU	1996	1.5	21
9.	RTU 2	Carrier	588ANW030080ACBD	1296G11577	RTU	1996	7.5	21
10.	RTU 6	Carrier	N/A	N/A	RTU	1996	5.0	21
11.	RTU 1	Bryant	588ANW018040ACBD	3796G11400	RTU	1996	1.5	21